Exhibit A

BMC’S STATEMENT SUMMARIZES THE SITUATION FOR STOCKHOLDERS

Elliott Believes CEO’s Quote Captures BMC’s Treatment of Stockholders

NEW YORK (June 14, 2012) – Elliott Management, a $20 billion private investment firm, and its collective funds, who collectively are a major stockholder in BMC Software (NASDAQ: BMC), today filed their definitive proxy statement. The Wall Street Journal published a quote from CEO Bob Beauchamp in response that we believe provides significant insight into the entrenched Board’s mindset:

“We just don’t agree we need four directors,” Beauchamp said. “We think we are going to run this business as we have run it.”

We have stated and believe that a vote for the current Board is a vote for the status quo – this statement confirms that and then some. Mr. Beauchamp’s frank remark is a window into what we believe has been obvious to frustrated stockholders for years: Management and the current Board are resistant to positive change. As a result,we believe they have not been thoughtful about stockholder value, have failed to question and improve execution in ESM, and have made inadequate effort to evaluate or consider operational or strategic improvements and pathways that could increase and maximize stockholder value. We believe they will not do these things unless stockholders push now for real change and fresh perspectives on the Board.

We think this close-minded, “bunker” approach to stockholder value is unacceptable and outrageous. Elliott sees multiple strategic and operational pathways that could realize stockholder value significantly above the current market valuation. Further, we believe these pathways will lead to value far in excess of that achievable by management if it runs the business as it has, and as it apparently plans to do so. Moreover, we believe these outcomes can be achieved by a variety of approaches (both strategic and operational), none of which include the status quo. Instead, our director nominees intend to thoughtfully evaluate all options – strategic and operational alike – and to pursue the best, value-maximizing pathway for stockholders.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $20 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

About Elliott Associates

Elliott Associates, L.P. and its sister fund, Elliott International, L.P. have more than $20 billion of capital under management. Founded in 1977, Elliott is one of the oldest hedge funds under continuous management. The Elliott funds’ investors include large institutions, high-net-worth individuals and families, and employees of the firm.

Media Contacts:

Peter Truell

Elliott Management Corporation

(212) 478-2080

-OR-

Tom Johnson

The Abernathy MacGregor Group

(212) 371-5999

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (“Elliott”) have filed with the Securities and Exchange Commission a definitive proxy statement and an accompanying proxy card to be used to solicit proxies in connection with the 2012 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2012 Annual Meeting”) of BMC Software, Inc. (the “Company”). Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement filed with the Securities and Exchange Commission and distributed to stockholders of the Company on June 14, 2012, by Elliott. Stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of stockholders of the Company for use at the 2012 Annual Meeting they will contain important information. These materials and other materials filed by Elliott in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at ww.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the Securities and Exchange Commission will also be available, without charge, by directing a request by mail or telephone to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885).